Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is entered into by and among Elyse Douglas (hereinafter “Douglas” or “Employee”), Hertz Global Holdings, Inc. and The Hertz Corporation (hereinafter, together with their subsidiaries and divisions, “Hertz”, the “Company” or the “Companies”), duly acting under the authority of its officers and directors.

WHEREAS, Douglas and the Companies acknowledge the existence of the Hertz Global Holdings, Inc. Severance Plan for Senior Executives (the “Severance Plan”); and

WHEREAS, the parties have mutually agreed upon the following payments, benefits and other terms and conditions relating to the termination of Douglas’ employment by the Companies.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements stated herein, which Douglas and the Companies agree constitute good and valuable consideration, the parties stipulate and do mutually agree as follows:

1.                                      Resignation from Office.  Douglas hereby resigns from her position as Senior Executive Vice President and Chief Financial Officer of the Companies, effective as of October 1, 2013. Except for her status as an employee of the Companies through December 31, 2013 as provided in Section 2, Douglas hereby resigns from all director, officer or other positions she holds on behalf of the Companies (which for the avoidance of doubt and in conformity with the definition of “Companies” shall include Hertz Global Holdings, Inc., The Hertz Corporation and all of their subsidiaries and divisions), effective as of October 1, 2013. Douglas agrees to sign all appropriate documentation, if any, prepared by the Companies to facilitate these resignations.

2.                                      Employment Status/Separation.  Douglas and the Companies hereby agree that, except as otherwise provided in the last sentence of Section 15(b) of this Agreement, Douglas’ employment with the Companies will be terminated effective December 31, 2013 (the “Separation Date”) and, except as otherwise specifically provided in this Agreement, neither Douglas nor the Companies shall have any further rights, obligations, or duties under any agreement or arrangement as of December 31, 2013. During the period between October 1, 2013 and December 31, 2013, Douglas will continue to be available for reasonable consultation, guidance, project completion, and travel to any of the Companies’ locations, if necessary, and as reasonably directed by Hertz’s Chief Executive Officer.  From the date hereof until the Separation Date, Hertz will continue to pay Douglas her regular base salary, and she shall continue to be eligible for all benefits and perquisites that she currently enjoys, provided, that Douglas shall not be eligible for any new equity grants or other new incentive or bonus opportunities.

3.                                      Accrued Obligations and Vested Benefits.  Douglas is entitled to receive the following accrued obligations, which shall be paid no later than the next regularly scheduled payroll date after the Separation Date:  (i) all salary earned or accrued but not yet paid through the Separation Date; (ii) reimbursement for any and all business expenses incurred prior to the Separation Date, subject to the terms of the Company’s reimbursement policy, and (iii) payment for any earned and accrued, but unused vacation days.  In addition, Douglas is fully vested in The Hertz Corporation Account Balance Defined Benefit Pension Plan (the “Hertz Retirement Plan”), The Hertz Corporation Benefit Equalization Plan (“BEP”), The Hertz Corporation Supplemental Retirement Plan (“SERP II”) and The Hertz Corporation Income Savings Plan (“401(k) Plan”) in accordance with the terms of those plans now in effect.  The current account balance/monthly benefit and payment elections are set forth on Exhibit A attached hereto.

4.                                      Severance Benefits.  Provided that Douglas signs and does not timely revoke this Agreement, complies with the terms of this Agreement, and signs and delivers the Supplemental Release (as defined below) and does not revoke the Supplemental Release within the time period provided therein, Hertz shall provide Douglas with the following additional benefits:

a.                                      Severance Payments.  The equivalent of 1.5 times the sum of Douglas’ base salary plus Bonus (as defined in the Severance Plan) for a total gross amount of one million nine hundred sixty-five thousand one hundred sixty-five dollars and zero cents ($1,965,165.00), paid to Douglas in gross amounts after the Separation Date at the following times and in the following manner: (i) no severance payments shall be made to Douglas during the period beginning on the Separation Date and ending on the six-month anniversary of such date or, if earlier, the date of Douglas’ death, (ii) on the first Company payroll date after June 30, 2014 or, if earlier, the date of Douglas’ death, a gross lump sum equivalent to 6 months of severance payments ($655,055.00), plus interest on the foregoing amount from the Separation Date to the payment date at the applicable federal rate for instruments of less than one year, shall be paid to Douglas, (iii) on the last Company payroll date immediately preceding before December 31, 2014 or, if earlier, the date of Douglas’ death, a gross lump sum equivalent to 6 months of severance payments ($655,055.00) shall be paid to Douglas, and (iv) on the last Company payroll date immediately preceding June 30, 2015 or, if earlier, the date of Douglas’ death, a gross lump sum equivalent to 6 months of severance payments ($655,055.00) shall be paid to Douglas.

b.                                      Equity Awards.  (i) Those options (“Options”) to purchase shares of common stock of Hertz Global Holdings, Inc. issued to Douglas pursuant to the Hertz Global Holdings, Inc. Stock Incentive Plan (the “Stock Incentive Plan”) and the Hertz Global Holdings, Inc. 2008 Omnibus Incentive Plan (the “Omnibus Plan”) that would have vested on or before March 31, 2014, if Douglas had remained employed by Hertz through March 31, 2014, shall vest immediately as of the eighth (8th) day following the date Employee executes the Supplemental Release and has not revoked the Supplemental Release, and (ii) the performance stock units (“Performance Stock Units”) awarded to Douglas under the Omnibus Plan that would have vested on or before March 31, 2014, if Douglas had remained employed by Hertz through March 31, 2014, shall vest on the date the Compensation Committees of the Companies (the “Compensation Committees”) certify the applicable 2013 performance criteria with respect to the Performance Stock Units (the “Certification Date”).  For the avoidance of doubt, (w) Performance Stock Units granted in 2012 shall be earned on the basis of the Companies’ 2012 Corporate EBITDA or, if higher, combined 2012-2013 Corporate EBITDA, (x) Performance Stock Units granted in 2013 based on Corporate EBITDA and with a two-year performance period of 2013-2014 shall be earned solely on the basis of the Companies’ 2013 Corporate EBITDA, (y) Performance Stock Units granted in 2013 based on Corporate EBITDA margin shall be earned on the basis of the Companies’ 2013 Corporate EBITDA margin and (z) the price-vested stock units granted in 2012 shall expire with no vesting thereof.  If the Performance Stock Units earned pursuant to clause (w) for combined 2012-2013 Corporate EBITDA exceed the Performance Stock Units earned on the basis of 2012 Corporate EBITDA alone, any additional Performance Stock Units shall be deemed to have been earned ratably across the vesting tranches (i.e. Douglas would be entitled to one-third of such additional Performance Stock Units for each of the 2013 and 2014 vesting dates but would not be entitled to the one-third of such additional Performance Stock Units that otherwise would have vested in 2015 had Douglas remained an employee of the Companies until such date). All of Douglas’ vested Options, including those Options set forth herein, shall be exercisable through July 31, 2014, in accordance with the terms of the Stock Incentive Plan or the Omnibus Plan, as applicable, and any applicable award agreement, after which any Options not exercised shall be canceled.  Except as set forth above, all of Douglas’ unvested Options shall terminate as of the Separation Date.  All earned Performance Stock Units awarded to Douglas under the Omnibus Plan that vest pursuant to this Agreement shall be settled as promptly as practicable after the Certification Date, and all other Performance Stock Units shall be canceled on the Certification Date.  A chart identifying Douglas’ vested Options and Performance Stock Units listed above is attached hereto as Exhibit A.

c.                                       Bonus.  Douglas will be considered eligible for 100% of her 2013 Bonus, multiplied by the Companies’ strategic performance modifier determined in respect of 2013, and otherwise calculated and paid in accordance with the Hertz Senior Executive Bonus Plan, on or before March 15, 2014.

d.                                      Outplacement Services.  In lieu of outplacement services, the Company will pay Douglas a lump sum of $25,000 on or before March 15, 2014, to use for outplacement assistance or in any other manner that Douglas sees fit.

e.                                       Car Privileges.  Douglas will be provided continued car privileges until December 31, 2014, in accordance with the same terms and conditions that were in effect on the Separation Date.

f.                                        Health Plan Coverage.  The Company will provide Douglas and her dependents with continued medical, dental and vision benefits under its health insurance plans for 18 months following the Separation Date (the “health and welfare benefits”). If Douglas makes timely application for such health and welfare benefits, the Company will pay the premiums for such coverage to the same extent paid by the Company immediately prior to the Separation Date through June 30, 2015, or the date on which Douglas becomes eligible for health insurance coverage through a new employer, whichever is earlier. If Douglas becomes employed with a new employer prior to June 30, 2015, Douglas agrees to notify the Company within 30 days of becoming eligible for health insurance benefits through her new employer. It is the intent of the parties that Douglas’ benefit continuation rights under the Consolidated Omnibus Budget

Reconciliation Act of 1985 (“COBRA”) or any similar state law begin to run on the Separation Date.

Douglas acknowledges and agrees that the consideration set forth in this Section 4 constitutes satisfaction and accord for any obligations due and owing to her pursuant to any employment agreement or other arrangement with the Companies.  Douglas acknowledges and agrees that, unless she enters into this Agreement, she would not otherwise be entitled to receive the consideration set forth in this Section 4.

5.                                      Waiver and Release.

a.                                      In exchange for receiving the monies and benefits described in Section 4 above and Douglas’ continued employment through December 31, 2013, Douglas does for herself and her heirs, executors, administrators, successors, and assigns, hereby release, acquit, and forever discharge and hold harmless the Companies and each of their divisions, subsidiaries, and affiliated companies, and their respective successors, assigns, officers, directors, shareholders, employees, benefit and retirement plans (as well as trustees and administrators thereof) and agents, past and present (the “Released Parties”), of and from any and all actions, causes of action, claims, demands, attorneys’ fees, compensation, expenses, promises, covenants, and damages of whatever kind or nature, in law or in equity, which Douglas has, had or could have asserted, known or unknown, at common law or under any statute, rule, regulation, order or law, whether federal, state or local, or on any grounds whatsoever, including without limitation, any and all claims for any additional severance pay, vacation pay, bonus or other compensation, including but not limited to under the Severance Plan and Douglas’ Change in Control Severance Agreement; any and all claims of discrimination or harassment based on race, color, national origin, ancestry, religion, marital status, sex, sexual orientation, disability, handicap, age or other unlawful discrimination; any and all claims arising under Title VII of the Federal Civil Rights Act; the Federal Civil Rights Act of 1991; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the New Jersey Law Against Discrimination; or under any other state, federal, local or common law, with respect to any event, matter, claim, damage or injury arising out of her employment relationship with the Companies, and/or the separation of such employment relationship, and/or with respect to any other claim, matter, or event, from the beginning of the world to the date of Douglas’ execution of this Agreement.

b.                                      In the event any claim or suit is filed on Douglas’ behalf against any of the Released Parties by any person or entity, including but not limited to by the Equal Employment Opportunity Commission (“EEOC”) or any other government agency, Douglas hereby waives any and all rights to recover monetary damages or injunctive relief in her favor.

6.                                      Exceptions to Release.

a.                                      Douglas does not waive or release (i) any claims under applicable workers’ compensation or unemployment laws; (ii) any rights which cannot be waived as a matter of law; (iii) the right to enforce the terms of this Agreement; (iv) the right to any vested retirement plan benefits (including but not limited to vested benefits under the Hertz Retirement

Plan, the BEP, the SERP II and the 401(k) Plan) or the right to any vested benefits under the Stock Incentive Plan or the Omnibus Plan; and (v) benefit continuation rights under COBRA.

b.                                      Nothing in this Agreement shall be construed to prohibit Douglas from filing a charge with the EEOC or participating in any investigation or proceeding conducted by the EEOC, nor shall any provision of this Agreement adversely affect Douglas’ right to engage in such conduct.  Further, nothing in this Agreement shall be construed to prohibit Douglas from filing suit under the Older Workers Benefit Protection Act to challenge the enforceability of the release herein as to claims under the Age Discrimination in Employment Act.

7.                                      Company Property.

a.                                      On or before the Separation Date, Douglas shall return to the Company all Company property in Douglas’ possession or control, including but not limited to, business reports and records, client reports and records, customer information, personally identifiable information relating to others, business strategies, business contracts and proposals, business files, a listing of customers or clients, lists of potential customers or clients, technical data, testing or research data, research and development projects, business plans, financial plans, internal memoranda concerning any of the above, and all credit cards, cardkey passes, door and file keys, computer access codes, software, and other physical or personal property which Douglas received, had access to or had in her possession, prepared or helped prepare in connection with Douglas’ employment with the Companies and Douglas shall not make or retain any copies, duplicates, reproductions, or excerpts thereof.  The term “Company Information” as used in this Agreement means (a) confidential information of the Companies including, without limitation, information received from third parties under confidential conditions; and (b) other technical, business, or financial information of the Companies, the use or disclosure of which might reasonably be construed to be contrary to the interest of the Companies.

b.                                      Douglas acknowledges that in the course of her employment with the Companies, Douglas has acquired Company Information as defined above and that such Company Information has been disclosed to Douglas in confidence and for the Company’s use only.  Douglas shall: (a) keep such Company Information strictly confidential; and (b) not disclose, communicate or use Company Information on Douglas’ behalf, or on behalf of any third party; provided, that nothing shall prevent Douglas from disclosing, communicating or using Company Information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Companies, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Douglas to disclose, communicate or use such Company Information; provided, further, that Douglas shall promptly notify the Companies of any such required disclosure, and shall cooperate with the Companies in all reasonable respects, so that the Companies may, at the Companies’ expense, seek to avoid or minimize the required disclosure and/or to obtain an appropriate protective order or other appropriate relief to ensure that any information so disclosed is maintained in confidence to the maximum extent possible by the person receiving the information. In view of the nature of Douglas’ employment and the nature of the Company Information which Douglas has received during the course of employment, Douglas agrees that any unauthorized disclosure to third parties of Company Information would cause irreparable damage to the trade secret status of such Company Information and to the Company, and that, therefore, the Company shall be entitled to seek an injunction prohibiting Douglas from any such disclosure, attempted disclosure, violation, or threatened violation.

8.                                      Restrictive Covenants.

a.                                      Covenant Not To Compete.  Douglas agrees and acknowledges that because of the nature of her position and the sensitive and confidential nature of the information she was privy to while at Hertz, that for a period of eighteen (18) months beginning on the Separation Date, Douglas agrees that she will not, as a principal, employer, stockholder, partner, agent, consultant, independent contractor, employee, or directly or indirectly in any other individual or representative capacity, in the United States, or any other country where the Companies currently do business or were actively considering doing business during the 18 months preceding the Separation Date:

i.                                          Directly or indirectly, without the Company’s prior written approval, engage in, continue in, or carry on a business competing with the business of the Company or any business substantially similar thereto, including owning or controlling any financial interest in any corporation, partnership, firm, or other form of business organization which competes with or is engaged in or carries on any aspect of such business or any business substantially similar thereto.  For purposes of this Agreement the terms “competing business” and “competitor” shall be defined as any business primarily engaged in the rental, leasing or sharing of cars, crossovers or light trucks or in the rental or leasing of industrial, construction or material handling equipment, including without limitation, earthmoving equipment, material handling equipment, aerial and electrical equipment, air compressors, generators, pumps, small tools, compaction equipment, lighting and related aerial products and construction-related trucks.  Companies within that criteria include, but are not limited to, Enterprise Holdings, Avis Budget Group, FSNA, Macquarie Capital, Penske Corporation, Payless, Ryder, U-Haul, Fox, Economy, Sixt, EuropeCar, United Rentals, RSC Equipment, Sunbelt Rentals, Aggreko North America, NES Rentals, Ahern Rentals, H&E Equipment Services, Neff Rentals, Sunstate Equipment, Co., Volvo Rents, Cat Rental Stores (Caterpillar), Courier Car Rentals, Edge Care Rentals, Midway Fleet Leasing, Red Dog Rental Services, Angel Aerial, Studio Services, Star Rentals and Home Depot Rentals and their respective franchisees, subsidiaries and affiliates;

ii.                                       Section 8(a)(i) shall not be deemed to restrict Douglas from consulting or working for any competing business that also conducts business not conducted by the Company while Douglas was employed by the

Companies (“unrelated business”), so long as Douglas’ role whether direct or indirect (e.g., supervisor) is solely with respect to such unrelated business; or

iii.                                    Except for an unrelated business as set forth in Section 8(a)(ii), consult with, advise, or assist in any way, whether or not for consideration, any corporation, partnership, firm, or other business organization which is now, becomes, or may become a competitor of the Company in any aspect of the Company’s business during Douglas’ employment with the Company, including, but not limited to, advertising or otherwise endorsing the products of any such competitor.

b.                                      Nonsolicitation.  Douglas further agrees that for a period of eighteen (18) months after the Separation Date, she will not herself or in aid of or through others directly or indirectly: (i) attempt to solicit, divert or otherwise induce any current employee of the Companies at the level of manager or above to terminate or modify his or her employment relationship with the Companies or to have any such employee perform any services for or on behalf of another company; or (ii) induce any consultants, contractors, vendors, suppliers or business partners of the Companies to terminate or modify their relationship with the Companies.  This Section 8(b) shall not be deemed to be violated solely by (x) placing an advertisement or other general solicitation or (y) serving as a reference.

c.                                       Construction/Enforcement.  Douglas and the Companies agree that the duration and geographic scope of the restrictive covenants set forth in this Section 8 are reasonable.  It is expressly agreed that if any restrictions set forth in Section 8 are found by any court having jurisdiction to be unreasonable because they are too broad in any respect, then and in each such case, the remaining restrictions herein contained shall nevertheless remain effective, and this Agreement, or any portion thereof, shall be considered to be amended so as to be considered reasonable and enforceable by such court, and the court shall specifically have the right to restrict the business, geographical or temporal scope of such restrictions to any portion of the business or geographic areas or time period described above to the extent the court deems such restriction to be necessary to cause the covenants to be enforceable, and in such event, the covenants shall be enforced to the extent so permitted.

9.                                      Fiduciary Duties.  Douglas will retain her fiduciary responsibilities to the Companies to the extent provided by law.  In addition, until the Separation Date, Douglas agrees to continue to abide by applicable provisions of the principles and guidelines set forth in the Company’s Standards of Business Conduct, the terms of which are incorporated herein, including, but not limited to, the restrictions on insider trading and use of Company assets and information contained therein.

10.                               Representations of Employee.  Douglas declares and represents that she has not filed or otherwise pursued any charges, complaints, lawsuits or claims of any nature against the Companies or any of its subsidiaries, affiliates or divisions, arising out of or relating to events occurring prior to the date of this Agreement, with any federal, state or local governmental agency or court with respect to any matter covered by this Agreement.  Except as provided in Section 6(b) and subject to the provisions thereof, Douglas agrees herein not to bring suit against the Companies for events occurring prior to the date of this Agreement and not to seek damages from the Companies by filing a claim or charge with any state or governmental agency.

11.                               Future Employment.  Douglas agrees that she will not at any time in the future seek employment with Hertz and hereby waives any right that may accrue to her from any application for employment that she may make notwithstanding this provision.  By this Agreement, Douglas intends to remove herself from consideration for future employment with Hertz and agrees that execution of this Agreement shall constitute good and sufficient cause to reject any application Douglas may make for employment.  Douglas understands and agrees that she has no right to any reinstatement or re-employment by Hertz at any time.  Nothing in this Agreement, however, shall preclude Hertz from offering or providing employment to Douglas after the Separation Date.

12.                               Nondisparagement/References.  Douglas agrees not to make negative comments or otherwise disparage the Companies or their respective officers, directors, other employees at the level of manager or above, or material shareholders in any manner reasonably likely to be harmful to them or their business, business reputation or personal reputation.  The Companies agree that the Companies will not, and the individuals holding the titles of Chief Executive Officer and Executive Vice President as of the date hereof and the members of the Boards of Directors of the Companies as of the date hereof will not, while employed by the Companies or serving as a director of the Companies, as the case may be, make negative comments about Douglas or otherwise disparage Douglas in any manner that is reasonably likely to be harmful to her business reputation or personal reputation.  The parties hereto will not assist, encourage, discuss, cooperate, incite, or otherwise confer with or aid any others in discrediting the other or in pursuit of a claim or other action against the other, except as required by law.  Douglas shall direct any employment inquiries or requests for references only to LeighAnne Baker, Executive Vice President and Chief Human Resources Officer. Nothing contained in this Section 12 shall prevent any party from making truthful statements in any judicial, arbitration, governmental, or other appropriate forum for adjudication of disputes between the parties or in any response or disclosure by any party compelled by legal process or required by applicable law.

13.                               Cooperation.  During the three-year period following the Separation Date, Douglas agrees to reasonably cooperate with the Companies in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Companies which relate to events or occurrences that occurred while Douglas was employed by the Companies and of which Douglas has relevant knowledge.  Douglas’ reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available for telephone conferences with outside counsel and/or personnel of the Companies, being available for interviews, depositions, and/or to act as a witness on behalf of the Company, if reasonably requested, and at the Company’s reasonable request responding to any inquiries about the particular matter.  Douglas further agrees to reasonably cooperate and truthfully with the Company in connection with any investigation or review by any federal, state or local regulatory authority relating to events or occurrences that transpired while Douglas was employed with the Company and of which Douglas has relevant knowledge.  The Companies shall pay (or promptly reimburse Douglas) for any and all reasonable out-of-pocket expenses incurred by Douglas in connection with such cooperation.

14.                               Indemnification.  Douglas’ rights to indemnification under the By-laws of the Companies, as well as under other organizational documents, contractually or at law, shall continue with regard to actions or inactions by Douglas while an officer and/or employee of the Companies.  In addition, the Companies shall continue to cover Douglas under the directors’ and officers’ liability insurance policies of the Companies on the same basis as other officers and directors while liability exists with regard to such actions or inactions.

15.                               Miscellaneous.

a.                                      Denial of Wrongdoing.  The parties understand and agree that this Agreement shall not be considered an admission of liability or wrongdoing by any party, and that the parties deny any liability and nothing in this Agreement can or shall be used by or against any party with respect to claims, defenses or issues in any litigation or proceeding except to enforce the Agreement itself.  Hertz denies committing any wrongdoing or violating any legal duty with respect to Douglas’ employment or the termination of her employment.

b.                                      Entire Agreement.  Douglas further declares and represents that no promise, inducement, or agreement not herein expressed has been made to her; that this Agreement and the exhibits attached hereto contain the entire agreement among the parties, and that the terms of this Agreement are contractual and not a mere recital.  This Agreement may not be changed unless the change is in writing and signed by Douglas and an authorized representative of each of the Companies.  Parol evidence will be inadmissible to show agreement by and between the parties to any term or condition contrary to or in addition to the terms and conditions contained in this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which together constitute one and the same agreement, whether delivered in person, by mail, by e-mail or by facsimile.  Each plan or policy of the Companies referred to herein directly or by implication is incorporated herein only insofar as it does not contradict this Agreement (other than the Stock Incentive Plan and the Omnibus Plan). If any inconsistencies exist between this Agreement and any such plan or policy (other than the Stock Incentive Plan and the Omnibus Plan), this Agreement shall control.  If any inconsistencies exist between this Agreement and the Stock Incentive Plan or the Omnibus Plan, those stock plans shall control. Nothing in any such plan, policy, or this Agreement shall change the at-will nature of Douglas’ employment with the Companies, by which either Douglas or the Companies can terminate Douglas’ employment without regard to cause; provided, that if the Companies terminate Douglas’ employment other than for “cause” (as defined under the Omnibus Plan) prior to the Separation Date, Douglas shall, subject to the terms and conditions of this Agreement but without the requirement for Douglas to provide ongoing services to the Companies pursuant to Section 2, continue to be entitled to the payments and benefits specified in this Agreement.

c.                                       Severability.  Douglas understands and agrees that should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said invalid part, term, or provision shall be deemed not a part of this Agreement.

d.                                      Successors and Assigns.  This Agreement shall be binding upon the Companies and Douglas and their respective heirs, personal representatives, successors and assigns.  Douglas may not assign any of her rights or obligations hereunder.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform all of the Company’s obligations set forth in this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assign had taken place.

e.                                       Injunctive Relief.  In the event of a breach or threatened breach of any provision of this Agreement, including but not limited to Sections 7, 8, 12 and 13 of this Agreement, Douglas agrees that the Companies shall be entitled to seek injunctive or other equitable relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, and damages would be inadequate and insufficient.  The existence of this right to injunctive and other equitable relief shall not limit any other rights or remedies that the Companies may have at law or in equity including, without limitation, the right to monetary, compensatory and punitive damages.

f.                                        Governing Law.  This Agreement shall be construed and enforced under the laws of the State of New Jersey without regard to its conflict of law rules.

16.                               Tax Matters.

a.                                      Withholding.  All payments and benefits provided hereunder shall be subject to applicable tax withholdings and other standard deductions.

b.                                      Code Section 409A.

i.                                          Compliance.  The intent of the parties is that payments and benefits under this Agreement be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) so as to avoid the economic penalty provisions contained therein and, accordingly, to the maximum extent permitted, the Agreement shall be interpreted to maintain exemption from or compliance therewith.  In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on Douglas by Section 409A or any damages for failing to comply with Section 409A.

ii.                                       Termination as Separation from Service.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this

Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment until such termination is also a “separation from service” within the meaning of Section 409A and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

iii.                                    Payments for Reimbursements, In-Kind Benefits.  All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which Douglas incurs such expense.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (A) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (B) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided, however, that the foregoing clause (B) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

iv.                                   Installments as Separate Payment.  If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

17.                               Acceptance.  Douglas further acknowledges that she has been provided twenty-one (21) days to consider and accept this Agreement from the date it was first given to her, although she may accept it at any time within those twenty-one (21) days.

18.                               Revocation.  Douglas further acknowledges that she understands that she has seven (7) days after signing the Agreement to revoke it by delivering to LeighAnne Baker, Senior Vice President, Chief Human Resources Officer, The Hertz Corporation, 225 Brae Boulevard, Park Ridge, New Jersey 07656, written notification of such revocation within the seven (7) day period.  If Douglas does not revoke the Agreement, the Agreement will become effective and irrevocable by her on the eighth day after she signs it (the “Effective Date”).

19.                               Supplemental Release.  As a condition to receiving the amounts and benefits in Section 4, Douglas shall sign and deliver to the Company a supplemental release of claims (the “Supplemental Release”) in the form attached hereto as Exhibit B, within twenty-one days after the Separation Date and not revoke the same within the time period provided therein.  If Douglas does not sign the Supplemental Release or if she revokes it, she shall not be entitled to receive any of the amounts or benefits under Section 4, but this Agreement (including the release contained herein) shall otherwise remain in full force and effect.

20.                               Legal Counsel.  Douglas acknowledges that she understands that she has the right to consult with an attorney of her choice at her expense to review this Agreement and has been encouraged by the Companies to do so.

IN WITNESS HEREOF, and intending to be legally bound, I have hereunto set my hand.

WITH MY SIGNATURE HEREUNDER, I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND UNDERSTAND ALL OF ITS TERMS INCLUDING THE FULL AND FINAL RELEASE OF CLAIMS SET FORTH ABOVE.

I FURTHER ACKNOWLEDGE THAT I HAVE VOLUNTARILY ENTERED INTO THIS AGREEMENT; THAT I HAVE NOT RELIED UPON ANY REPRESENTATION OR STATEMENT WRITTEN OR ORAL, NOT SET FORTH IN THIS AGREEMENT; THAT I HAVE BEEN GIVEN THE OPPORTUNITY TO HAVE THIS AGREEMENT REVIEWED BY MY ATTORNEY AND THAT I HAVE BEEN ENCOURAGED BY HERTZ TO DO SO.

I ALSO ACKNOWLEDGE THAT I HAVE BEEN AFFORDED 21 DAYS TO CONSIDER THIS AGREEMENT AND THAT I HAVE 7 DAYS AFTER SIGNING THIS AGREEMENT TO REVOKE IT BY DELIVERING TO LEIGHANNE BAKER, AS SET FORTH ABOVE, WRITTEN NOTIFICATION OF MY REVOCATION.

/s/ Elyse Douglas
ELYSE DOUGLAS

Date:	September 23, 2013

THE HERTZ CORPORATION		HERTZ GLOBAL HOLDINGS, INC.

By:	/s/ LeighAnne Baker	By:	/s/ LeighAnne Baker

Name:	LeighAnne Baker	Name:	LeighAnne Baker

Title:	EVP, Chief HR Officer	Title:	EVP, Chief HR Officer

Date:	September 23, 2013	Date:	September 23, 2013

EXHIBIT A

STOCK OPTIONS AND PERFORMANCE STOCK UNITS

Stock Options

Grant Date	# Outstanding	Strike Price	# Vested	# Vesting by 3/31/2014	# Forfeited

11/02/2007	50,000	$21.22	50,000	—	—
02/28/2008	186,567	$12.97	186,567	—	—
03/04/2010	172,707	$9.70	129,530	43,177	—
03/01/2011	119,462	$14.60	59,731	29,865	29,866

Performance Stock Units

Grant Date	Initial Units Granted	Payout Percentage	Adjusted Units	# Already Paid	# Vesting By 3/31/2014	# Forfeited

03/01/2011	48,773	138.8% - Note 1	67,697	33,848	33,849	—
03/06/2012	62,742	Note 2	62,742	19,888	21,940	20,914
03/06/2012	27,613	Note 3	27,613	—	—	27,613
03/06/2012	27,613	Note 4	27,613	—	—	27,613
02/28/2013	55,460	Note 5	55,460	—	18,487	36,973
02/28/2013	23,769	Note 6	23,769	—	7,923	15,846
02/28/2013	6,191	Note 7	6,191	—	3,096	3,095

Notes:

(1)         The final vesting is 138.8% for this grant which was based on 2011 and 2012 performance. So the shares vesting in 2014 are 48,773 x 138.8% x 50% = 33,849 shares. The vesting schedule for this grant was 25%/25%/50%.

(2)         The final vesting percentage will be based on 2013 actual performance which is unknown at this time so 100% was used for this schedule. As the 2012 shares vested at 95.1% the 2013 vesting will also take into account the “make-up” amount. Specifically the amount shown is 62,742 x 100% x 66 2/3% minus 19,888 shares paid in 2012 = 21,940 shares. Note, if the August CE is achieved for the year final payout will be 135.3%. If this is achieved, the 2014 shares vesting will be 62,742 x 135.3% x 66 2/3% minus 19,888 shares paid in 2012 = 36,705 shares. The vesting schedule for this grant was 33 1/3% each year.

(3)         These shares do not vest until 2015.

(4)         These shares do not vest until 2016.

(5)         The final vesting percentage will be based on 2013 actual performance which is unknown at this time so 100% was used for this schedule. At 100% the shares vesting are 55,460 times 33 1/3% = 18,487. Note, if the August CE is achieved for the year payout will be 91.1%. If this is achieved, the 2014 shares vesting will be 55,460 x 91.1% x 33 1/3% = 16,841. The vesting schedule for this grant was 33 1/3 % each year.

(6)         The vesting percentage is 100% if 2013 Corporate EBITDA margin exceeds 13.6%. Assuming this happens the 2014 shares vesting are 23,769 x 100% x 33 1/3% = 7,923. The vesting schedule for this grant was 33 1/3% each year.

(7)         The vesting percentage is 100% if 2013 Corporate EBITDA margin exceeds 13.6%. Assuming this happens the 2014 shares vesting are 6,191 x 100% x 50% = 3,096. The vesting schedule for this grant was 50% each year.

EXHIBIT A CONTINUED

HERTZ RETIREMENT PLAN BENEFITS PROJECTION

	Estimated Benefits Payable January 1, 2014
Form of Payment	Qualified Plan	BEP	SERP II
Monthly Life Annuity	$315	N/A	N/A
Monthly Life Annuity with 5 Years Certain	312	N/A	N/A
Monthly Cash Refund Annuity	260	N/A	N/A
50% Joint and Survivor Annuity	290	N/A	N/A
75% Joint and Survivor Annuity	279	N/A	N/A
100% Joint and Survivor Annuity	269	N/A	N/A
Lump Sum Distribution
- PBGC Rate = 1.50%	64,917	$205,334	$1,569,959
- PBGC Rate = 2.50%	64,917	205,334	1,378,879
- PBGC Rate = 3.50%	64,917	205,334	1,220,319

SERP II lump sum benefits are estimated using three interest rates for comparison purposes. The actual calculation will reflect the PBGC rate in effect at payment date. The current rate is 1.50%.

Assumptions:

•                  Employment terminates on December 31, 2013.

•                  Estimated 2013 pensionable earnings of $1,285,126.

•                  Optional benefit forms are based on UP84 Mortality Table and a PBGC interest rate of 1.50%.

•                  The BEP and SERP II benefits are shown payable as a lump sum based on previously submitted distribution elections.

Key employees of publicly traded companies may not receive distributions of post-2004 nonqualified benefit accruals until at least six months following separation from service. You would be considered a key employee.

The pension set forth in this letter is based on two assumptions.  First, the Qualified Plan will continue in effect and remain qualified under all applicable government laws and regulations.  Second, distributions under the Qualified Plan are not subject to benefit restrictions as defined in the Pension Protection Act of 2006. The estimated benefits were calculated based upon a variety of factors including length of employment, the Qualified Plan’s funding status and certain actuarial assumptions. To the extent that any of these factors should change, the actual benefit amount may be materially different.

EXHIBIT B

SUPPLEMENTAL RELEASE

In exchange for receiving the monies and benefits described in Section 4 of the Separation Agreement and my continued employment through December 31, 2013, I do for myself and my heirs, executors, administrators, successors, and assigns, hereby release, acquit, and forever discharge and hold harmless the Companies and each of their divisions, subsidiaries, and affiliated companies, and their respective successors, assigns, officers, directors, shareholders, employees, benefit and retirement plans (as well as trustees and administrators thereof) and agents, past and present (the “Released Parties”), of and from any and all actions, causes of action, claims, demands, attorneys’ fees, compensation, expenses, promises, covenants, and damages of whatever kind or nature, in law or in equity, which I have, had or could have asserted, known or unknown, at common law or under any statute, rule, regulation, order or law, whether federal, state or local, or on any grounds whatsoever, including without limitation, any and all claims for any additional severance pay, vacation pay, bonus or other compensation, including but not limited to under the Hertz Global Holdings, Inc. Severance Plan for Senior Executives and my Change in Control Severance Agreement; any and all claims of discrimination or harassment based on race, color, national origin, ancestry, religion, marital status, sex, sexual orientation, disability, handicap, age or other unlawful discrimination; any and all claims arising under Title VII of the Federal Civil Rights Act; the Federal Civil Rights Act of 1991; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the New Jersey Law Against Discrimination; or under any other state, federal, local or common law, with respect to any event, matter, claim, damage or injury arising out of my employment relationship with the Companies, and/or the separation of such employment relationship, and/or with respect to any other claim, matter, or event, from the beginning of the world to the date of my execution of this Supplemental Release.

In the event any claim or suit is filed on my behalf against any of the Released Parties by any person or entity, including but not limited to by the Equal Employment Opportunity Commission (“EEOC”) or any other government agency, I hereby waive any and all rights to recover monetary damages or injunctive relief in my favor.

I do not waive or release (i) any claims under applicable workers’ compensation or unemployment laws; (ii) any rights which cannot be waived as a matter of law; (iii) the right to enforce the terms of the Separation Agreement or this Supplemental Release; (iv) the right to any vested retirement plan benefits (including but not limited to vested benefits under the Hertz Retirement Plan, the BEP, the SERP II and the 401(k) Plan) or the right to any vested benefits under the Stock Incentive Plan or the Omnibus Plan; and (v) benefit continuation rights under COBRA.

Nothing in this Supplemental Release shall be construed to prohibit me from filing a charge with the EEOC or participating in any investigation or proceeding conducted by the EEOC, nor shall any provision of this Supplemental Release adversely affect my rights to

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engage in such conduct.  Further, nothing in this Supplemental Release shall be construed to prohibit me from filing suit under the Older Workers Benefit Protection Act to challenge the enforceability of the release herein as to claims under the Age Discrimination in Employment Act.

I declare and represent that I have not filed or otherwise pursued any charges, complaints, lawsuits or claims of any nature against the Companies or any of its subsidiaries, affiliates or divisions, arising out of or relating to events occurring prior to the date of this Supplemental Release, with any federal, state or local governmental agency or court with respect to any matter covered by this Supplemental Release.  Except as provided in the preceding paragraphs and subject to the provisions thereof, I agree herein not to bring suit against the Companies for events occurring prior to the date of this Supplemental Release and not to seek damages from the Companies by filing a claim or charge with any state or governmental agency.

I further acknowledge that I have been provided at least twenty-one (21) days to consider and accept this Supplemental Release from the date it was first given to me, but I may not sign the Supplement Release until after the Separation Date.

I further acknowledge that I understand that I have seven (7) days after signing this Supplemental Release to revoke it by delivering to LeighAnne Baker, Senior Vice President, Chief Human Resources Officer, The Hertz Corporation, 225 Brae Boulevard, Park Ridge, New Jersey 07656, written notification of such revocation within the seven (7) day period.  If I do not revoke this Supplemental Release, this Supplemental Release will become effective and irrevocable by me on the eighth day after I sign it.

I acknowledge that I understand that I have the right to consult with an attorney of my choice at my expense to review this Supplemental Release and have been encouraged by the Companies to do so.

ELYSE DOUGLAS

Date:

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